EXHIBIT 99.1

February 13, 2008 Press Release

Fresh Harvest Products, Inc. Fulfills Merger Agreement

Wednesday February 13, 5:30 pm ET

NEW YORK, Feb. 13 /PRNewswire-FirstCall/ -- Fresh Harvest Products, Inc. (OTC Bulletin Board: FRHV.OB - News) satisfied in full its loan obligations to Illuminati, Inc. in lieu of the cash payment of principal and interest by issuing common stock sufficient to enable Illuminati, Inc. to have a majority control of the corporation. Specifically, the Company issued to Illuminati 12,387,190 shares of restricted common stock today giving Illuminati 50.01% majority control of the outstanding shares of the Company's common stock. The loan was incurred in connection with the Company's 2005 merger whereby it become public, reporting company pursuant to the Securities Exchange Act of 1934, as amended.

By issuing the majority control of Fresh Harvest to Illuminati, Fresh Harvest is able to decrease its current liability's by $432,000 dollars, which is the amount the Fresh Harvest would have had to pay Illuminati to maintain control of Fresh Harvest.

Michael J. Friedman, Fresh Harvest's President and CEO said, "We feel that it is in the best interest of the Company and its shareholders to improve our balance sheet by eliminating this debt with issuance of shares. We thus substantially decreased our current liabilities and conserved the capital that would have otherwise been required to pay Illuminati."

About Fresh Harvest Products, Inc.

Fresh Harvest Products, Inc. sells, markets and distributes natural and organic food products and beverages. Under the Wings of Nature(TM) brand name, Fresh Harvest offers a line of organic snack products, which primarily include health bars, coffee bars, tortilla chips and salsa. In addition, Fresh Harvest provides a grocery product line which includes several varieties of whole bean and ground coffees, olive oil and beverages. The Company sells its products to natural food distributors and stores, specialty supermarkets and mass market retailers. Fresh Harvest Products, Inc. was founded in 2003 and is headquartered in New York City. Additional information is available at www.freshharvestproducts.com.

Safe Harbor Statement

Statements contained herein that are not based upon current or historical fact are forward-looking in nature. Such forward-looking statements reflect the Company's expectations about its future operating results, performance and opportunities that involve substantial risks and uncertainties. When used herein, the words "anticipate," "believe," "estimate," "plan," "intend" and "expect" and similar expressions, as they relate to Fresh Harvest Products, Inc., or its management, are intended to identify such forward-looking statements. These forward-looking statements are based on information currently available to the Company and are subject to a number of risks, uncertainties, and other factors that could cause the Company's actual results, performance, prospects, and opportunities to differ materially from those expressed in, or implied by, these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, such factors, including risk factors, discussed in the Company's periodic reports and other filings made with the U.S. Securities and Exchange Commission, including its Annual Report for the year ending October 31, 2006 filed on Form 10KSB. Except as required by the Federal Securities law, the Company does not undertake any obligation to release publicly any revisions to any forward-looking statements to reflect events or circumstances after the date hereof or for any other reason.

Source: Fresh Harvest Products, Inc.